As filed with the Securities and Exchange Commission
                            on November 21, 1997

                                           Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                         --------------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------

                     CORNERSTONE PROPANE PARTNERS, L.P.
           (Exact name of registrant as specified in its charter)

             Delaware                                    77-0439862
   (State or other jurisdiction of                   (I.R.S. employer
   incorporation or organization)                    identification no.)

                             432 Westridge Drive
                       Watsonville, California  95076
        (Address of principal executive offices, including zip code)

                     CORNERSTONE PROPANE PARTNERS, L.P.
                             UNIT PURCHASE PLAN
                            (Full Title of Plan)

                              Ronald J. Goedde
                     Cornerstone Propane Partners, L.P.
                             432 Westridge Drive
                        Watsonville, California 95076
                   (Name and address of agent for service)

                               (408) 724-1921
        (Telephone number, including area code, of agent for service)

                               With a copy to:

                            Linda Jeffries Wight
                            Schiff Hardin & Waite
                              7200 Sears Tower
                           Chicago, Illinois 60606
                               (312) 258-5619
                           -----------------------

                       CALCULATION OF REGISTRATION FEE

                                                                 Proposed           Proposed
                                                                 maximum             maximum
                                              Amount             offering           aggregate
             Title of securities               to be             price per           offering            Amount of
              to be registered              registered             share              price           registration fee
             -------------------            ----------           ---------          ---------         ----------------
       Common Units                           250,000            $23.22(1)         $5,805,000(1)        $1,760(1)

       Interests in the Plan                    (2)                 (2)                 (2)                    (2)


   (1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Common Units on November 17, 1997, as reported on the New York Stock Exchange composite tape.

   (2) There are hereby registered any and all interests in the Plan that may be offered or sold under the Plan. No separate purchase price is payable for such interests and, therefore, no additional registration fee is payable for the registration of such interests.

                                   PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


   ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by Cornerstone Propane Partners, L.P. (the "Registrant") are hereby incorporated by reference:

             (a)  The Registrant's Annual Report on
                  Form 10-K for the fiscal year ended
                  June 30, 1997;

             (b)  The Registrant's Quarterly Report on
                  Form 10-Q for the quarter ended
                  September 30, 1997; and

             (c)  The description of the Registrant's
                  Common Units contained in the
                  Registrant's Registration Statement on
                  Form 8-A under the Securities and
                  Exchange Act of 1934, as amended (the
                  "Exchange Act") dated November 25, 1996.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereto from the date of filing of such documents.

   ITEM 4.   DESCRIPTION OF SECURITIES.

        Not applicable.

   ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The legality of the Common Units to be issued pursuant to the Cornerstone Propane Partners, L.P. Unit Purchase Plan has been passed upon for the Registrant by Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606.

   ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Amended and Restated Agreement of Limited Partnership of the Registrant dated as of December 17, 1996 (the "Partnership Agreement") provides that the Registrant will indemnify Cornerstone Propane GP, Inc. and SYN Inc. (the "General Partners"), and any person who is or was an affiliate of a General Partner, any person who is or was a member, partner, officer, director, employee, agent or trustee of a

   General Partner, or any affiliate of a General Partner, or any person who is or was serving at the request of a General Partner, or any affiliate of any such person, any affiliate of a General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Registrant, and the General Partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable it to effectuate, such indemnification. The Registrant is authorized to purchase (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Registrant's activities, regardless or whether the Registrant would have the power to indemnify such person against such liabilities under the provisions described above.

        Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

   ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

   ITEM 8.   EXHIBITS.

        The Exhibits filed herewith are set forth on the Index to Exhibits filed as part of this Registration Statement on page 6 hereof.

   ITEM 9.   UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

   Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on this 17th day of November, 1997.

                                 CORNERSTONE PROPANE PARTNERS, L.P.

                                 By:  CORNERSTONE PROPANE GP, INC.
                                      AS GENERAL PARTNER


                                 By:  /s/ Keith G. Baxter
                                      ----------------------------------
                                          Keith G. Baxter
                                          President and Chief
                                          Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                                        Date
              ---------                                    -----                                        ----

     /s/ Merle D. Lewis                         Chairman of the Board and                          November 17, 1997
     ----------------------------------         Director of Cornerstone Propane
         Merle D. Lewis                         GP, Inc.



     /s/ Richard R. Hylland                     Vice Chairman of the Board and                     November 17, 1997
     ----------------------------------         Director of Cornerstone Propane
         Richard R. Hylland                     GP, Inc.



     /s/ Keith G. Baxter                        President, Chief Executive Officer                 November 17, 1997
     ----------------------------------         and Director of Cornerstone Propane
         Keith G. Baxter                        GP, Inc. (Principal Executive Officer)







                                   - 5 -




              Signature                                      Title                                       Date
              ---------                                      -----                                       ----


     /s/ Ronald J. Goedde                       Executive Vice President and Chief                 November 17, 1997
     ----------------------------------         Financial Officer of Cornerstone
         Ronald J. Goedde                       Propane GP, Inc. (Principal Financial
                                                and Accounting Officer)

     /s/ Daniel K. Newell                       Director of Cornerstone Propane GP, Inc.           November 17, 1997
     ----------------------------------
         Daniel K. Newell



     /s/ Paul Christen                          Director of Cornerstone Propane GP, Inc.           November 17, 1997
     ----------------------------------
         Paul Christen



     /s/ Kurt Katz                              Director of Cornerstone Propane GP, Inc.           November 17, 1997
     ----------------------------------
         Kurt Katz



                              INDEX TO EXHIBITS


   EXHIBIT
    INDEX

       5               Opinion of Schiff Hardin & Waite

     23.1              Consent of Arthur Andersen LLP

     23.2              Consent of Baird, Kurtz & Dobson

     23.3              Consent of Price Waterhouse LLP

     23.4 Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5)





































                                   - 7 -